UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 22, 2022

ESPORTS ENTERTAINMENT GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-39262	26-3062752
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

BLOCK 6,

TRIQ PACEVILLE,

ST. JULIANS STJ 3109

MALTA

(Address of principal executive offices)

356 2713 1276

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	GMBL	The Nasdaq Stock Market LLC
Common Stock Purchase Warrants	GMBLW	The Nasdaq Stock Market LLC
10.0% Series A Cumulative Redeemable Convertible Preferred Stock	GMBLP	The Nasdaq Stock Market LLC
Common Stock Purchase Warrants	GMBLZ	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Alex Igelman as Chief Executive Officer

On December 23, 2022, Esports Entertainment Group, Inc. (the “Company”) announced the appointment of Alex Igelman as Chief Executive Officer, effective January 3, 2023. Mr. Igelman joins the Company with more than 30 years of experience in the gaming industry. He is a gaming lawyer and the co-founder of FairP2P and Esports Capital Corp., entities which have been leaders in their respective sectors. During his career, Mr. Igelman worked across the gambling and gaming industry in a variety of senior leadership positions.

In connection with Mr. Igelman’s appointment as Chief Executive Officer, Mr. Igelman and the Company entered into an employment agreement (the “Agreement”) on December 22, 2022, which provides for a base salary of $300,000 and the grant of common stock and stock options. These stock awards are being granted as inducement equity awards outside the Company’s Esports Entertainment Group, Inc. 2020 Equity Incentive Plan in accordance with NASDAQ Listing Rule 5635(c)(4). Pursuant to the terms of the Agreement, subject to the commencement of his employment, the Company will grant Mr. Igelman an award of 2,500,000 shares of common stock and an award of 2,500,000 time-based stock options. Mr. Igelman’s shares of common stock may not be sold or transferred until the six-month anniversary of the date of grant. Mr. Igelman’s stock options will vest in equal quarterly installments over a one-year period subject to his continued employment with the Company on the applicable vesting dates. The stock awards are subject to the terms of an award agreement outlining the specific terms of the stock awards. Mr. Igelman may also participate in the executive stock option plan consistent with other C-level officers. Mr. Igelman is eligible to earn an annual bonus of 50% of his base salary, subject to satisfaction of goals and objectives to be set each year by the Board of Directors (the “Board”).

The Agreement is at-will and either the Company or Mr. Igelman may terminate the employment at any time for any reason or no reason with 90 days advanced written notice. Upon termination of Mr. Igelman’s employment because of disability, the Company shall pay or provide Mr. Igelman, subject to continued compliance with applicable restrictive covenants, (i) any unpaid base fee and any accrued vacation through the date of termination; (ii) any unpaid annual bonus accrued with respect to the fiscal year ending on or preceding the date of termination; (iii) reimbursement for any unreimbursed expenses properly incurred through the date of termination; and (iv) any accrued benefits. Upon the termination of Mr. Igelman’s employment because of death, Mr. Igelman’s estate shall be entitled to any accrued benefits. Upon the termination of Mr. Igelman’s employment by the Company for cause or by either party in connection with a failure to renew the employment agreement, subject to continued compliance with applicable restrictive covenants, the Company shall pay Mr. Igelman any accrued benefits.

There are no family relationships between Mr. Igelman and any of the Company’s other directors or executive officers, and other than disclosed above, Mr. Igelman is not a party to any transaction, or any proposed transaction, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Resignation of Grant Johnson from the Board of Directors

On December 23, 2022, Grant Johnson resigned from the Board of the Company. Mr. Johnson resigned following his termination for cause, by the Board, from his position as Chairman and Chief Executive Officer of the Company, effective December 3, 2022. As a result, Mr. Johnson is no longer an officer or director of the Company.

Exhibit Number	Exhibit Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 28, 2022

ESPORTS ENTERTAINMENT GROUP, INC.

By:	/s/ Damian Mathews
Name:	Damian Mathews